Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS FULL YEAR AND FOURTH QUARTER FISCAL 2008 RESULTS

MEDFORD, Oregon, September 18, 2008 – Harry & David Holdings, Inc., announced today financial results for the fiscal year and fourth quarter ended June 28, 2008. All results reflect continuing operations net of the Company’s divestiture of its Jackson & Perkins business in April 2007 and includes the addition of the Wolferman’s business acquired in January 2008.

For the fiscal year ended June 28, 2008, the Company reported net sales of $545.1 million, as compared to net sales of $561.0 million for the fiscal year ended June 30, 2007. The fiscal 2008 net sales decrease of 2.8% versus fiscal 2007 reflected softer consumer demand across the Company’s three marketing segments. The sales decrease in 2008 versus 2007 was impacted by several non-recurring events: fiscal 2007 included 53 weeks, which contributed approximately $3.2 million in additional net sales and approximately $3.1 million in net sales of Fruit-of-the-Month Club® product shipments shifted into late fiscal 2007 from early fiscal 2008 due to earlier fruit availability. These events were offset by $4.1 million in spring Wolferman’s sales during fiscal 2008.

In fiscal 2008, we were challenged by softer consumer demand which contributed to a 6.2% reduction in consolidated gross profit, to $249.2 million. Consolidated gross profit margin was 45.7% in fiscal 2008, a 170 basis point decrease from 47.4% in fiscal 2007. The 170 basis point fall was primarily a result of higher personnel and overhead spending, higher fulfillment and delivery expenses, increased inventory write-offs, as well as the comparison of the one-time favorable inventory adjustments taken in fiscal 2007, which we have previously discussed, all of which were partially offset by higher overall average selling prices for our products.

For fiscal 2008, SG&A expenses increased $2.9 million to $218.0 million; excluding the 53rd week, SG&A expenses were $5.6 million higher than 2007. The increase in SG&A was due to a combination of higher advertising costs, primarily in our Direct Marketing segment, store impairment charges and increased operating costs from adding 8 net new stores. As a percentage of net sales, SG&A was up 170 basis points year-over-year, coming in at 40.0% versus 38.3% last year.

For fiscal 2008, EBITDA, defined as earnings before net interest expense, income taxes, depreciation and amortization, was $52.0 million, compared to $86.0 million for the fiscal year ended June 30, 2007. The decline in EBITDA was primarily attributable to the recognition in 2007 of a one-time, non-cash pension curtailment gain of $15.8 million related to our pension freeze, as well as to the factors affecting gross profit and SG&A expense noted above.

The pre-tax income from continuing operations for fiscal 2008 was $9.0 million compared to $41.9 million reported in fiscal 2007, while net income from continuing operations was $4.3 million versus $30.7 million in the prior year. Net income from consolidated operations, which includes discontinued operations, was $4.6 million in fiscal 2008, reflecting an effective tax rate of 50.3%, compared to $32.0 million and an effective tax rate of 27.7% in fiscal 2007.

Inventory was $54.5 million at June 28, 2008, versus $62.4 million last year. The 12.7% decrease in inventory, primarily in raw materials and work in progress (WIP), was due to a combination of improved inventory planning efficiencies and lower overall production, offset by a higher number of stores and the acquisition of Wolferman’s.

“Throughout fiscal 2008, we faced increasingly challenging economic conditions and lower consumer confidence, which contributed to a decline in sales,” said Bill Williams, President and Chief Executive Officer. “Our efforts to reduce operating and capital expenses were successful in minimizing the effect of the downturn in sales and margin on our cash flow. In addition, we made substantial progress in executing our growth strategy through the completion of the Wolferman’s and Cushman Fruit Company acquisitions, in January, 2008 and August, 2008 respectively.”

Sales by operating segment for fiscal 2008 were as follows:

•

Direct Marketing sales were $372.6 million, a decrease of 3.1% from $384.4 million in fiscal 2007, primarily due to lower volumes from soft consumer demand, a shift in Fruit-of-the-Month Club® product shipments and the 53rd week in 2007. Excluding the fifty-third week and the extra Fruit-of-the-Month Club® shipments in fiscal 2007, Harry & David Direct Marketing’s net sales decreased $7.3 million, or approximately 1.9%, from fiscal 2007 to fiscal 2008. Direct

Marketing gross profit margin declined 80 basis points to 48.2% from 49.0% last year due primarily to the factors impacting consolidated gross profit overall.

•

In the Store segment, net sales decreased 1.0% to $138.1 million in fiscal 2008. On a 52-week basis, net sales increased slightly by $0.2 million versus fiscal 2007. The increase was primarily due to additional store locations. Comparable store sales declined 6.0% in fiscal 2008 from fiscal 2007, and 4.9% when adjusting for the fifty-third week, primarily due to reduced consumer traffic. As of June 28, 2008, the Company had 143 stores in operation compared to 135 at the end of fiscal 2007. The store segment gross profit margin declined 230 basis points to 47.5%, due primarily to an increase in corporate allocations, and higher average unit costs, and higher freight expense.

•

Sales in the Wholesale segment declined 7.4% for fiscal 2008 to $32.5 million. The 53rd week in fiscal 2007 did not have a material impact on net sales. The sales decrease was driven by reductions in both product and day-to-day assortment sales to selected customers. Gross margin was 950 basis points lower, falling to 12.8%, due to a mix shift in our wholesale customer base as well as higher corporate allocations, higher freight costs, and increased inventory adjustments.

•	In our Other segment, primarily consisting of commercial and juice grade fruit sales, we recorded $1.9 million in net sales, which was 5.0% lower than fiscal 2007.

Net sales for the 13-week period ended June 28, 2008 decreased 8.9% to $57.3 million, compared to $62.9 million for the 13-week period ended June 30, 2007. For the six months ended June 28, 2008, sales were $125.6 million, a decrease of 7.8% to last year. During the fourth quarter, we experienced lower direct marketing and store sales, partially offset by higher sales in our wholesale division. The timing of Easter, which occurred in the third quarter this year versus the fourth quarter last year, also contributed to the lower fourth quarter Direct Marketing and Stores net sales.

For the fourth quarter of fiscal 2008, EBITDA was a loss of $26.4 million, compared to a loss of $20.7 million in the same period of fiscal 2007. The decrease in EBITDA was primarily due to lower sales in all three business segments.

The pre-tax loss for the fourth quarter of fiscal 2008 was $37.2 million, compared to a pre-tax loss of $30.7 million reported in the same period of fiscal 2007.

For the quarter ended June 28, 2008, the Company’s net loss, which includes discontinued operations, was $24.4 million, reflecting an effective tax rate of 34.3%, compared to a net loss of $7.8 million and an effective tax rate of 62.6% for the quarter ended June 30, 2007.

As of June 28, 2008 we had $55.8 million in cash, cash equivalents and short term investments, versus $74.2 million last year, a decrease of $18.4 million. As noted in prior discussions during fiscal 2008, we utilized $9.4 million in cash in December 2007 to complete open-market repurchases of debt and spent $22.8 million in January 2008 to purchase Wolferman’s. These items were offset by cash provided by operating activities from continuing operations of $25.5 million, plus $0.6 million of interest income from short-term investments and other items, less capital spending in fiscal 2008 of $17.9 million and capital lease payments of $1.7 million, yielding a net free cash flow of approximately $6.5 million from continuing operations. In addition, we generated $7.3 million of net cash flow from discontinued operations stemming from the fiscal 2007 sale of Jackson & Perkins.

At June 28, 2008, we had approximately $124.3 million in unused borrowings under our revolving credit facility, subject to our monthly borrowing base availability and while we had approximately $0.7 million in letters of credit outstanding, our total available borrowings of the same date were approximately $3.8 million. Our actual revolver borrowings were zero on June 28, 2008.

The Company’s audited consolidated financial statements for the fiscal year ended June 28, 2008 are expected to be filed with the SEC in an annual report of Form 10-K on September 19, 2008.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see the discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause the Company’s actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to risks relating to market demand for the Company’s products, production capabilities, relationships with customers, implementation of the Company’s business and marketing strategies, competition, continued rising fuel energy and other commodity costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal workforce and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “could”, “would”, “should”, “expect”, “plan”, “anticipate”, “intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement, except as required by law. All of the forward looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, September 18, 2008 at 1:30 p.m. Pacific (4:30 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Stephen V. O’Connell, Chief Financial Officer and Chief Administrative Officer. To access the conference call, participants in North America should dial 1-800-762-8779 and international participants should dial 1-480-629-9031. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through October 2, 2008 by dialing 1-800-406-7325 in North America and by dialing 1-303-590-3030 when calling internationally, with all callers using the replay pass code 3914771.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David®, Wolferman’s® and Cushman’s™ brands.

CONTACTS:

Investor Contact	Media Contact
Steve O’Connell, CFO	Bill Ihle, EVP Corp. Relations
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com
(541) 864-2164	(541) 864-2145

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 28, 2008	June 30, 2007
Assets
Current assets
Cash and cash equivalents	$40,792	$49,408
Short-term investments	15,033	24,816
Trade accounts receivable, less allowance for doubtful accounts of $39 at June 28, 2008, and $15 at June 30, 2007	2,084	2,100
Other receivables	2,843	10,907
Inventories	54,463	62,406
Deferred catalog expenses	6,258	4,198
Prepaid income taxes	—	774
Deferred income taxes	3,230	—
Other current assets	7,491	9,852

Total current assets	132,194	164,461
Fixed assets, net	162,214	163,273
Goodwill	3,690	—
Intangibles, net	45,677	29,089
Deferred financing costs, net	9,266	12,144
Other assets	3,596	1,551

Total assets	$356,637	$370,518

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$18,981	$22,900
Accrued payroll and benefits	14,052	21,175
Income taxes payable	23,610	—
Deferred revenue	13,667	12,914
Deferred income taxes	—	18,670
Accrued interest	5,523	5,921
Other accrued liabilities	7,932	7,409
Current portion of capital lease obligations	647	1,366

Total current liabilities	84,412	90,355
Long-term debt and capital lease obligations	235,599	245,669
Accrued pension liability	17,494	15,504
Deferred income taxes	4,074	8,422
Other long-term liabilities	10,906	6,304

Total liabilities	352,485	366,254

Commitments and contingencies

Stockholders’ equity
Common stock, $0.01 par value, 1,500,000 shares authorized; 1,033,295 and 1,032,241 shares issued and outstanding at June 28, 2008 and June 30, 2007, respectively	10	10
Additional paid-in capital	6,191	5,548
Accumulated other comprehensive income (loss), net of tax	(3,558)	1,119
Retained earnings (accumulated deficit)	1,509	(2,413)

Total stockholders’ equity	4,152	4,264

Total liabilities and stockholders’ equity	$356,637	$370,518

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Quarter ended June 28, 2008	Quarter ended June 30, 2007	Year ended June 28, 2008	Year ended June 30, 2007
Net sales	$57,317	$62,905	$545,064	$561,017
Costs of goods sold	43,745	42,279	295,894	295,211

Gross profit	13,572	20,626	249,170	265,806

Operating expenses:

Selling, general and administrative	45,332	45,954	217,008	214,004
Selling, general and administrative – related party	250	318	1,000	1,068

	45,582	46,272	218,008	215,072

Operating income (loss)	(32,010)	(25,646)	31,162	50,734

Other (income) expense:

Interest income	(551)	(1,484)	(2,708)	(3,126)
Interest expense	5,864	6,565	25,227	28,199
Pension curtailment gain	—	—	—	(15,844)
Gain on debt prepayment	—	—	(303)	—
Other (income) expense, net	(94)	(1)	(39)	(348)

	5,219	5,080	22,177	8,881

Income (loss) from continuing operations before income taxes	(37,229)	(30,726)	8,985	41,853
Provision (benefit) for income taxes	(12,685)	(17,174)	4,648	11,156

Net income (loss) from continuing operations	(24,544)	(13,552)	4,337	30,697

Discontinued operations:

Gain on sale of Jackson & Perkins	40	14,119	282	6,713
Operating income (loss), from discontinued operations	36	(4,391)	8	(4,282)
Provision (benefit) for income taxes, from discontinued operations	(53)	4,025	19	1,127

Net income (loss) from discontinued operations	129	5,703	271	1,304

Net income (loss)	$(24,415)	$(7,849)	$4,608	$32,001

Basic net income (loss) per share:

Continuing operations	(23.76)	(13.13)	4.20	29.90
Discontinued operations	0.12	5.53	0.26	1.27

Total basic net income (loss) per share	$(23.64)	$(7.61)	$4.46	$31.17

Diluted net income (loss) per share:
Continuing operations	(23.76)	(13.13)	4.16	29.90
Discontinued operations	0.12	5.53	0.26	1.27

Total diluted net income (loss) per share	$(23.64)	$(7.61)	$4.42	$31.17

Weighted-average shares used in per share calculations:

Basic	1,032,942	1,031,967	1,032,577	1,026,604

Diluted	1,032,942	1,031,967	1,043,471	1,026,604

Harry & David Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	June 28, 2008	June 30, 2007
Operating activities
Net income	$4,608	$32,001
Less: Net income from discontinued operations	271	1,304

Net income from continuing operations	4,337	30,697
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization of fixed assets	18,370	17,122
Amortization of intangible assets	2,122	1,976
Amortization of deferred financing costs	2,604	2,669
Stock option compensation expense	552	577
Loss on disposal and impairment of fixed assets and other long-lived assets	1,665	770
Gain on short-term investments	(426)	(407)
Deferred income taxes	(22,916)	10,818
Gain on debt prepayment	(303)	—
Pension curtailment gain	—	(15,844)
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	733	367
Inventories	9,621	(6,378)
Deferred catalog expenses and other assets	(284)	(997)
Accounts payable	(4,884)	3,903
Accrued liabilities	(5,003)	7,680
Income taxes	24,272	(218)
Accrued pension liability	(5,450)	(2,716)
Deferred revenue	472	(3,523)

Net cash provided by operating activities from continuing operations	25,482	46,496
Net cash provided by (used in) operating activities from discontinued operations	3,147	(12,674)

Net cash provided by operating activities	28,629	33,822

Investing activities
Acquisition of fixed assets	(17,855)	(21,459)
Acquisition of Wolferman’s business	(22,784)	—
Proceeds from the sale of fixed assets	32	17
Purchases of available-for-sale securities	(10,000)	—
Purchases of held-to-maturity securities	(4,964)	(51,838)
Proceeds from income on available-for-sale securities	195	—
Proceeds from the sale of held-to-maturity securities	24,978	27,429

Net cash used in investing activities from continuing operations	(30,398)	(45,851)
Net cash provided by investing activities from discontinued operations	4,161	42,860

Net cash used in investing activities	(26,237)	(2,991)

Financing activities
Borrowings of revolving debt	63,000	108,500
Repayments of revolving debt	(63,000)	(108,500)
Repayments of long-term debt	(9,405)	—
Repayments of capital lease obligations	(1,684)	(1,077)
Payments for deferred financing costs	(10)	—
Proceeds from exercise of stock options	91	1,017

Net cash used in financing activities from continuing operations	(11,008)	(60)

Increase (decrease) in cash and cash equivalents	(8,616)	30,771
Cash and cash equivalents, beginning of period	49,408	18,637

Cash and cash equivalents, end of period	$40,792	$49,408

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA from Continuing Operations to Net Cash Provided (Used In) by Operating Activities

	Quarter ended June 28, 2008	Quarter ended June 30, 2007	Year ended June 28, 2008	Year ended June 30, 2007
Net income (loss) from continuing operations	$(24,544)	$(13,552)	$4,337	$30,697
Interest expense, net from continuing operations	5,313	5,081	22,519	25,073
Provision (benefit) for income taxes from continuing operations	(12,685)	(17,174)	4,648	11,156
Depreciation and amortization from continuing operations	5,496	4,949	20,492	19,098

EBITDA from continuing operations (1)	$(26,420)	$(20,696)	$51,996	$86,024

Interest expense, net from continuing operations	(5,313)	(5,081)	(22,519)	(25,073)
Provision (benefit) for income taxes from continuing operations	12,685	17,174	(4,648)	(11,156)
Amortization of deferred financing costs	648	659	2,604	2,669
Stock option compensation expense	138	140	552	577
Loss (gain) on disposal and impairment of fixed assets and other long-lived assets	(35)	552	1,665	770
Gain on short-term investments	(168)	(219)	(426)	(407)
Deferred income taxes	4,446	(16,932)	(22,916)	10,818
Gain on debt prepayment	—	—	(303)	—
Pension curtailment gain	—	—	—	(15,844)
Changes in operating assets and liabilities from continuing operations	(18,370)	(1,945)	19,477	(1,882)
Net cash provided by (used in) discontinued operations	61	(11,030)	3,147	(12,674)

Net cash provided (used in) by operating activities	$(32,328)	$(37,378)	$28,629	$33,822

(1)	In fiscal 2008, net income and EBITDA from continuing operations included:

•	$5,279 of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$1,665 loss on disposal and impairment of fixed assets and long-lived assets;

•	$1,108 of severance and re-organization payroll and benefits;

•	$1,000 of fees paid to Wasserstein and Highfields under the management agreement;

•	$599 of expenses for certain deferred costs relating to prior years;

•	$442 expense for certain inventory adjustments related to our ERP conversion;

•	$324 of expense related to inventory step-up purchase accounting amortization;

•	$304 of costs associated with legal settlements;

•	$248 of employee executive recruiting charges;

•	$303 net gain on prepayment of long-term debt; and

•	$204 of income relating to indemnified FIN 48 liabilities.

In fiscal 2007, net income and EBITDA from continuing operations included:

•	$15,844 non-cash pension curtailment gain;

•	$3,336 of consulting fees associated with the implementation of our ERP software project, other IT and corporate projects;

•	$1,185 severance;

•	$1,068 of fees paid to Wasserstein and Highfields under our management agreement;

•	$770 loss on disposal and impairment of fixed assets and long-lived assets;

•	$734 of employee executive recruiting charges;

•	$566 loss associated with a straight-line rent adjustment on our store leases;

•	$1,592 favorable cost of goods sold adjustment due to the reconciliation of aged unmatched receipts identified in the ERP conversion process;

•	$527 of income recognized from legal and vendor settlements; and

•	$264 income due to a settlement gain on our pension plans.

In the fourth quarter of fiscal 2008, net income (loss) and EBITDA from continuing operations included:

•	$1,955 of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$599 of expenses for certain deferred costs relating to prior years ;

•	$410 of severance and re-organization payroll and benefits;

•	$250 of fees paid to Wasserstein and Highfields under the management agreement;

•	$153 of expense related to inventory step-up purchase accounting amortization;

•	$98 of employee executive recruiting charges;

•	$39 of income from the application of FIN 48; and

•	$35 gain on disposal of fixed assets.

In the fourth quarter of fiscal 2007, net income (loss) and EBITDA from continuing operations included:

•	$521 of consulting fees associated with the implementation of our ERP software project, other information technology and corporate projects;

•	$566 loss associated with a straight-line rent adjustment on our store leases;

•	$552 loss on disposal of fixed assets;

•	$362 severance;

•	$318 of fees paid to Wasserstein and Highfields under our management agreement;

•	$268 of employee executive recruiting charges; and

•	$264 income due to a settlement gain on our pension plans.

(2) Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the Securities Exchange Act of 1934, define and prescribe the conditions of use of certain non-U.S. GAAP financial information. Our measure of EBITDA meets the definition of a non-U.S. GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with U.S. GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other U.S. GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other U.S. GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, EBITDA should not be considered in isolation or as a substitute for these U.S. GAAP liquidity measures.

We also use EBITDA, in conjunction with U.S. GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the U.S. GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other U.S. GAAP and non-U.S. GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include EBITDA, are used in estimating and predicting future return on capital trends. Combined with other U.S. GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward.

However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other U.S. GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these U.S. GAAP measures of operating performance.